Exhibit 99.2

Where Food Comes From, Inc.

2023 Third Quarter Conference Call

Call date: Thursday November 9, 2023

Call time: 10:00 a.m. Mountain Time

Jay Pfeiffer – Investor Relations

Good morning and welcome to the Where Food Comes From 2023 third quarter earnings call.

Joining me on the call today are CEO John Saunders, President Leann Saunders, and Chief Financial Officer Dannette Henning.

During this call we’ll make forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about current and future financial performance, growth strategy, customers, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information. Today we’ll also discuss Adjusted EBITDA, a non-GAAP financial measure provided as a complement to GAAP results. Please refer to today’s earnings release for important disclosures regarding non-GAAP measures.

I’ll now turn the call over to John Saunders.

John Saunders

Good morning and thanks for joining the call today.

As highlighted in our third quarter earnings release this morning, our core verification and certification revenue increased for both the third quarter and nine-month period despite continuing headwinds primarily associated with smaller herd sizes related to cyclical cattle trends.

These increases were offset by lower hardware revenue, which resulted in a decline in total revenue for both periods. You might remember that on our last call in August, I mentioned that headwinds were likely to persist for a while, so slightly lower overall revenue in Q3 was not a surprise.

Nevertheless, we continued to generate a lot of cash and deliver solid profitability in the quarter and year-to-date period. We also returned $855,000 in value to stockholders in the form of stock buybacks in the quarter with year-to-date buybacks totaling nearly $3.0 million. So, in the context of challenges we’ve been facing on multiple fronts in recent quarters, we’re pretty pleased with our overall performance and, as evidenced by our continued stock buybacks, confident in our future prospects.

Getting back to our verification and certification business, which is by far our largest revenue segment: We achieved 4% growth in the quarter and 8% growth through the first nine months of 2023. Within this segment, beef verification is the largest single component of revenue. As herd sizes have shrunk over the past year or so – due to a combination of drought impact and normal cattle cycles – our tag sales have declined as well.

So, as I said, the initial audit and tagging process is the first step in a revenue continuum that follows each animal along its path to the consumer. So, again, in the current environment of smaller herd sizes, there are fewer animals in the pipeline, and that, along with lower tag sales, is a big factor in why overall revenue was slightly lower year-to-date.

The good news is, we are steadily adding more cattle rancher customers and our audit activity is at an all-time high. We have a customer retention rate well over 90% that we believe is unmatched in our industry. In addition, because we now audit to dozens of standards, our revenue from non-cattle verification sources is also on the rise. This is something I like to highlight from time to time because the size and diversity of our services mix is what really sets us apart. We are unique in the depth and breadth of our service base, and that gives us an enormous competitive advantage that would be extremely hard, if not impossible, to duplicate.

Now for some more detail on our Q3 results…

Total revenue in third quarter declined 4% to $7.0 million from $7.3 million in the same quarter last year for reasons I’ve already detailed.

As previously noted, our flagship verification and certification revenue was up 4% in the quarter to $5.4 million from $5.2 million.

That increase was offset by product revenue that declined by $367,000 to $1.2 million from $1.6 million. Consulting revenue was $76,000 lower at $431,000.

Gross profit in the third quarter decreased to $2.9 million from $3.2 million.

SG&A expense was 9% lower year over year at $1.9 million vs. $2.1 million in the same quarter last year.

Net income was $723,000, or $0.13 per diluted share, compared to net income of $785,000, or $0.13 per diluted share, in Q3 a year ago.

Adjusted EBITDA in the third quarter was down slightly at $1.2 million from $1.3 million.

Turning to nine-month results…

Total revenue decreased 2% to $18.4 million from $18.8 million in the same period last year. In addition to the impact of smaller herd sizes and lower tag sales, this decline included the effect of a $0.9 million one-time consulting contract we booked in the first quarter of 2022 that skewed our year-over-year comparisons.

Revenue mix through nine months included:

●	Verification and certification services, up 8% to $13.9 million from $12.9 million.
●	Product revenue, down 10% to $3.1 million from $3.5 million.
●	Consulting revenue of $1.3 million compared to $2.4 million in the prior year period when we booked the aforementioned, one-time contract.

Gross profit through nine months was $7.5 million versus $7.7 million in the year-ago period.

SG&A expense was flat at $5.7 million.

Net income through nine months was $1.4 million, or $0.24 per diluted share, compared to net income of $1.5 million, or $0.25 per diluted share, in the same period last year. So, I’ll reiterate, we’re pleased with our overall profitability in light of some of the headwinds we’ve been dealing with.

Adjusted EBITDA through nine months was $2.5 million versus $2.8 million a year ago.

Our cash and cash equivalents balance at September 30, 2023, declined to $3.8 million from $4.4 million at 2022 year-end due primarily to our investment in share repurchases.

Further to that subject, on a year-to-date basis, we bought back more than $2.9 million of stock as we reduced our diluted share count by 432,000 to under 5.7 million shares.

Now I’d like to switch gears and provide an update on our Smart Catch program, which has been an important strategic focus for us this year.

Last week we announced the acquisition of the Smart Catch program with the intention of accelerating the rollout and expanding the scope of the program. To recap, Smart Catch was originally a program of the James Beard Foundation designed to promote transparency and sustainability in seafood at the restaurant level. Specifically, it is designed to link chefs to place-based seafood sustainability initiatives. Since inception, the program has been administered by our Postelsia division, and going forward, Postelsia will take the lead in driving our growth plan.

We announced the acquisition a couple of weeks ago in conjunction with our sponsorship of the LA Chef Conference, where we hosted a Sustainability Summit to discuss global sustainability trends. The news was well received by hundreds of chefs in attendance who, like other players in the food business, are paying a lot of attention to sustainability in response to broad interest by food consumers at both the restaurant and retail levels.

One thing we heard over and over in our discussions with chefs and other culinary influencers was the concept of evolving from “consumers to contributors.” In other words, there is a growing desire in the chef community to move beyond simply consuming food to actively participating in practices that contribute to higher levels of sustainability.

We see Smart Catch as being an important part of that process. It reinforces our mission of advocating for high food standards and facilitating the accessibility of responsible seafood choices for chefs and diners alike. We also see tremendous potential for expansion into other areas of the seafood supply chain, including food service institutions, retailers, seafood distributors, suppliers and producers around the world.

Although the current focus is on seafood, we, as well as the chef community, are interested in expanding the program to other products. So, overall, the LA Chef Conference was a great kickoff for us in our new role, and with dozens of similar conferences around the world every year, we see these types of events as excellent opportunities to market the program and grow our customer base.

So, with that, I’ll thank you again for joining the call today and open the call to questions. Operator…

Question and Answer Session:

Question 1: Raphi Savitz

Hey John. I think a few calls back you had referenced potential regulations that could drive increased demand for your tags. Just wanted to see where that stood and what sort of outlook is there?

John Saunders

Thanks Raphi for the question. There hasn’t been any significant movement other than the closure of a comment period the USDA put out to the public for comment and those results I think are being compiled. We hope to see something early next year in regard to the results, but they haven’t published anything yet.

Raphi Savitz

Got it. And then maybe big picture. You’ve been with this business and you’ve built this business for a number of years at this point. I guess, as you look to the future what are you most excited about?

John Saunders

Good question and it goes back and forth between things that are requiring attention immediately. I will tell you over the last 12 months what we’ve seen is an increased focus on sustainability. And I think where we’re seeing the most interest is what’s called Level 3 supply chain and valuations related to sustainability. Most specifically, the carbon footprint. I think that’s taking most of the headlines these days. So, we find ourselves right at the middle of that because we are the ones in charge of keeping track where the food comes from. So, it’s a core component and it’s foundational to most of the other attributes, but specifically, the carbon footprint of an animal has to start when that animal is born. So full traceability is a requirement of being able to manage whatever offsets or insets are being associated with that supply chain. And we find ourselves in the middle of a number of different pilot projects and programs that are under the USDA’s Climate-Smart program sheerly because we are the ones maintaining the traceability of the product.

Raphi Savitz

Got it. And any real change in competitive dynamics within auditing all of your tags?

John Saunders

Not really to speak of. I do think I spoke on our last call about the struggles we’re dealing with in finding talent and just keeping our auditor staff. We find that’s the number one limiting factor for us right now is just being able to identify qualified individuals that are able to handle the audits that we’re looking for.

Raphi Savitz

Got it. And just one last one if I can. Happy to see that you’ve been buying back stock this year. How do you think about your kind of capital allocation at this point?

John Saunders

Yes. As I mentioned many times, we are constantly looking for any type of M&A opportunity that does bode well with what we’re doing. And the Smart Catch program was one of those opportunities so investing quite a bit there. In lieu of those opportunities, we’re going to continue to look at our stock very, very aggressively and to continue to buy back in lieu of having other opportunities. But we still are looking at those Raphi so don’t think we’ve moved on from that. It’s just allocating the resources when we can and getting the best bang for our buck.

Operator

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.